EXHIBIT 99.1

ROSETTA RESOURCES INC. PROVIDES OPERATIONAL AND FINANCIAL UPDATE

HOUSTON, September 10, 2009 (GlobeNewswire via COMTEX News Network) -- Rosetta Resources Inc. ("Rosetta") (Nasdaq:ROSE) today provided an update on several operational and financial matters, including updates on key drilling programs in the Eagle Ford Shale, the Alberta Basin Bakken Shale and the Sacramento Basin, as well as updates on its hedging program and liquidity. In announcing these items, Randy Limbacher, Rosetta's President and CEO commented, "We have been on a path to differentiate our company and strengthen our competitive position as a resource company. Our practice is generally to provide comprehensive program specifics as part of our routine quarterly disclosure; however, given the interest in our emerging programs, we believe it is timely to provide this interim update. While it is still early in these plays, we believe today’s announcement offers some evidence that we are creating significant value for our shareholders through a combination of operational success and financial discipline." Among its recent achievements, Rosetta announced the following:

Horizontal Eagle Ford Shale Program

Springer Ranch #1H Well Results

Rosetta Resources has successfully completed its first horizontal Eagle Ford well, the Springer Ranch #1H.  This well is located in southwest LaSalle County, Texas.  Rosetta has a 100% working interest in the well and roughly 13,000 net acres under lease in the Springer Ranch Area.

The Springer Ranch #1H well was re-entered and drilled to a total measured depth of 15,240’, which includes a 4,000’ horizontal wellbore drilled through the Eagle Ford Shale at a true vertical depth of roughly 10,900’.  The wellbore was cased with 4-1/2 inch production casing and cemented in place.  A 2.5 million pound, 116,000 bbl fracture stimulation treatment was performed in the horizontal portion of the wellbore over 10 stages.  The well was first delivered to sales on September 3, 2009. After seven days, the well was producing on a 26/64 inch choke at a rate of 5.2 MMcf/d and 10 bbls per hour of frac fluid recovery.  Cumulatively, the well has produced and sold 39 MMcf of gas and recovered roughly 20,000 bbls (~17%) of the frac fluid.

Regarding the Springer Ranch well, Limbacher commented, “We are in the early stages of assessing the results in our first Eagle Ford well, but performance has met or exceeded our expectations for this test well.  As the well continues to clean up, we will monitor production rates and pressures to estimate the ultimate recovery of the well. We are encouraged that our 13,000 net acre leasehold position in the Springer Ranch Area has the potential to add significant value to our company.”

Gates 05D #9H Well Drilling Update

Rosetta Resources has reached total depth on its second horizontal Eagle Ford well, the Gates 05D #9H.  This well is located in northwest Webb County, Texas.  Rosetta has a 100% working interest in the well and roughly 10,000 net acres under lease in the Gates Area.

The well was drilled to a total measured depth of 12,400’ which includes a 3,700’ horizontal wellbore drilled through the Eagle Ford Shale at a true vertical depth of roughly 8,300’.  The wellbore was cased with 5-1/2 inch production casing and cemented in place.  A multi-stage fracture stimulation treatment is planned to commence in early October, 2009.

Alberta Basin Bakken Shale Oil Program

Tribal Gunsight 31-16H Well Drilling Update

The Tribal Gunsight well was spud on August 25th and reached the top of its target objective at a depth of roughly 4,600 feet, as expected. Currently, coring operations are underway in the targeted zones, which include the Lodgepole, Bakken, and Three Forks intervals.  Rosetta expects to core up to 180 feet of interval. Following the coring phase, Rosetta will log the vertical well section and, in combination with the core data, make a determination as to whether or not the wellbore will be drilled horizontally.

Three additional wells have been permitted in the Alberta Basin Bakken Shale Oil play where Rosetta has a roughly 230,000 net acre position.

Sacramento Basin By-Passed Pay Program

Rosetta continues to achieve success in its by-passed pay recompletion program in the Sacramento Basin. Rosetta recently completed a 14-well workover program that targeted several low resistivity intervals in its Rio Vista Gas Unit. This 14-well program represents Rosetta’s second phase of work in 2009. The first phase of work was comprised of six recompletions and targeted the Middle Capay. The current incremental production rate from the latest 14 recompletions is 6.7 MMcfe/d.  A significant inventory of additional low-cost workovers has been identified and Rosetta plans to undertake additional activity in 2009 and beyond. The average cost of the phase two workover program, which did not include fracture stimulations, was approximately $50,000 per well.

Regarding Rosetta’s recent operational activities, Limbacher commented, “Our core programs continue to perform, our volume guidance for the year remains on track at 130 – 140 MMcfe/d, and we are advancing our technical evaluation and testing of exciting new opportunities for Rosetta. The early success on the Springer Ranch well, our attractive positions in the Eagle Ford play and Bakken plays, as well as the re-vitalization efforts in our legacy properties is a testament to the hard work and effort by our technical staffs.  In resource plays, it takes both a high quality lease position and a quality technical team.  We are fortunate to have both.”

Hedging Update

Rosetta recently added 5 BBtu/d of hedges for DJ Basin Gas for the period from July 2010 to December 2011 at an average price of $5.72 per MMBtu. This hedging activity is tied to expectations for a multi-well DJ Basin program in 2010 that will deliver very attractive economics and production growth from this legacy asset.

In addition, the Company already has additional hedges in place for 2010 of 10 BBtu/d of fixed price swaps at $8.31 per MMbtu.

The Company’s existing 2009 hedge position of 52 BBtu/d of fixed price swaps at $7.65 per MMbtu and an additional 5 BBtu/d of costless collars with a floor of $8.00 per MMbtu and a ceiling of $10.05 per MMBtu is unchanged.

Financial Update

Rosetta reaffirmed its 2009 capital program at roughly $115 million, which will be funded entirely from internally generated cash flow. At this level of spending, the company expects to build cash during the year, including the impacts of non-core divestiture proceeds. The Company announced that it recently generated additional sale proceeds of $3.4 million, bringing this year’s total to over $19 million. At the end of August, Rosetta had approximately $55 million of cash on hand after paying down $10 million of debt. Total liquidity, including cash and undrawn capacity on bank lines, stands at about $240 million.

Limbacher noted, “We are just now starting our formal annual planning cycle as a company. We enter this exercise with an exciting set of options and possibilities. Our goal will be to balance the pace of our programs and our financial capacity in a manner that not only builds value, but preserves our relative advantage as a company. Our capital program in 2010 will be driven by key priorities, namely, maintaining our attractive lease positions, adding reserves, growing volumes, and protecting our balance sheet. We look forward to communicating our 2010 plans later in the year.”

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Its operations are concentrated in South Texas, the Rocky Mountains and the Sacramento Basin of California. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

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Forward-Looking Statements:
All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta Resources Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com